Exhibit 99.1
AMERICOLD ANNOUNCES FIRST QUARTER 2024 RESULTS
Achieves Double Digit Services Margins and Raises Annual Guidance

Fully Recovered Workforce Exceeds Pre-Covid Productivity

Atlanta, GA, May 9, 2024 - Americold Realty Trust, Inc. (NYSE: COLD) (the “Company”), a global leader in temperature-controlled logistics, real estate, and value-added services focused on the ownership, operation, acquisition and development of temperature-controlled warehouses, today announced financial and operating results for the first quarter ended March 31, 2024.

George Chappelle, Chief Executive Officer of Americold Realty Trust, stated, “We are pleased with our first quarter where we delivered exceptional operational results and continued to execute on our core priorities. We produced double digit growth in total NOI which resulted in a year-over-year increase in AFFO per share of over 28%. This performance was primarily driven by our Global Warehouse same store pool, which generated NOI growth of 10.1%, on a constant currency basis. Our strong same-store pool results were due to significant improvements in our Services Margins, where we delivered record first quarter margins of 10.7%, on a constant currency basis. Our laser focus on our four core priorities; Customer Service, Labor Management, Pricing, and Development, is the catalyst which allowed us to achieve these profitable results, which we expect to be sustainable across our platform over the long term.”

“Our significant investments in our ERP infrastructure are showing early positive returns, resulting in improved revenue recognition and better variable cost management, and are delivering sustainable returns in line with our previously disclosed expectations. Additionally, our collaborations with CPKC and DP World continue to fuel our development pipeline for future profitable growth as we broke ground this quarter on our inaugural facility on CPKC’s intermodal terminal in Kansas City, and have entered Phase 3 of our expansion project in Dubai with our JV partner RSA Global. Lastly, we are pleased to announce a new conventional expansion project in Sydney, Australia, anchored by one of the country’s largest grocers, for a total investment of approximately $36 million US dollars.”
First Quarter 2024 Highlights
•Total revenue of $665.0 million, a 1.7% change from $676.5 million in Q1 2023..
•Total NOI increased 12.4% to $210.8 million from $187.6 million in Q1 2023.
•Net income of $9.8 million, or $0.03 per diluted common share.
•Core FFO of $77.3 million, or $0.27 per diluted common share.
•AFFO of $104.9 million, or $0.37 per diluted common share.
•Global Warehouse segment same store revenue decreased 0.7% on an actual basis, or increased 0.8% on a constant currency basis. Global Warehouse segment same store NOI increased 8.6%, or 10.1% on a constant currency basis.
•Broke ground on two developments in Kansas City, Missouri, and Dubai with our two strategic partners, CPKC and DP World.
•Announced expansion project in Sydney, Australia, for $36 million, anchored by one of the country’s largest grocers. This expansion consists of 2.8 million cubic feet and 13,000 pallet positions.

2024 Outlook
The table below includes the details of our annual guidance. The Company’s guidance is provided for informational purposes based on current plans and assumptions and is subject to change. The ranges for these metrics do not include the impact of acquisitions, dispositions, or capital markets activity beyond that which has been previously announced.

	As of	As of
	May 9, 2024	February 22, 2024
Warehouse segment same store revenue growth (constant currency)	2.5% - 5.5%	2.5% - 5.5%
Warehouse segment same store NOI growth (constant currency)	700 - 750 bps higher than associated revenue	400 - 450 bps higher than associated revenue
Warehouse segment non-same store NOI	$(7)M - $1M	$(3)M - $9M
Transportation and Managed segment NOI	$42M - $47M	$45M - $50M
Total selling, general and administrative expense (inclusive of share-based compensation expense of $23M - $25M and $5M - $7M of Orion amortization)	$247M - $261M	$247M - $261M
Interest expense	$135M - $143M	$141M - $149M
Current income tax expense	$9M - $12M	$9M - $12M
Deferred income tax benefit	$6M - $8M	$6M - $8M
Non real estate depreciation and amortization expense	$109M - $117M	$112M - $118M
Total maintenance capital expenditures	$80M - $90M	$80M - $90M
Development starts (1)	$200M - $300M	$200M - $300M
AFFO per share	$1.38 - $1.46	$1.32 - $1.42
Assumed FX rates	1 ARS = 0.0012 USD 1 AUS = 0.6576 USD 1 BRL = 0.1925 USD 1 CAD = 0.7401 USD 1 EUR = 1.0857 USD 1 GBP = 1.2684 USD 1 NZD = 0.6128 USD 1 PLN = 0.2507 USD	1 ARS = 0.0012 USD 1 AUS = 0.6615 USD 1 BRL = 0.2016 USD 1 CAD = 0.7438 USD 1 EUR = 1.0914 USD 1 GBP = 1.2662 USD 1 NZD = 0.6168 USD 1 PLN = 0.2520 USD

Investor Webcast and Conference Call
The Company will hold a webcast and conference call on Thursday, May 9, 2024 at 5:00 p.m. Eastern Time to discuss its first quarter 2024 results. A live webcast of the call will be available via the Investors section of Americold Realty Trust’s website at www.americold.com. To listen to the live webcast, please go to the site at least fifteen minutes prior to the scheduled start time in order to register, download and install any necessary audio software. Shortly after the call, a replay of the webcast will be available for 90 days on the Company’s website.
The conference call can also be accessed by dialing 1-877-407-3982 or 1-201-493-6780. The telephone replay can be accessed by dialing 1-844-512-2921 or 1-412-317-6671 and providing the conference ID#13743082. The telephone replay will be available starting shortly after the call until May 23, 2024.
The Company’s supplemental package will be available prior to the conference call in the Investors section of the Company’s website at http://ir.americold.com.
During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

First Quarter 2024 Total Company Financial Results
Total revenue for the first quarter of 2024 was $665.0 million, a 1.7% change from the $676.5 million from the same quarter of the prior year, which was the result of changes in our Transportation and Third-party managed segments, partially offset by growth within our Global Warehouse segment. The growth within our Global Warehouse segment was driven by incremental revenue from recently completed expansion and development projects, our pricing initiatives and rate escalations.
Total NOI for the first quarter of 2024 was $210.8 million, an increase of 12.4% from the same quarter of the prior year. This increase is a result of strong variable cost control driving higher warehouse services margins.
For the first quarter of 2024, the Company reported net income of $9.8 million, or $0.03 earnings per diluted share, compared to net loss of $2.6 million, or $0.01 loss per diluted share, for the comparable quarter of the prior year.
Core EBITDA was $155.8 million for the first quarter of 2024, compared to $133.1 million for the comparable quarter of the prior year. This reflects a 17.1% increase over prior year on an actual basis, and 18.9% on a constant currency basis. The increase is due to the same factors driving the increase in NOI mentioned above.
For the first quarter of 2024, Core FFO was $77.3 million, or $0.27 per diluted share, compared to $60.8 million, or $0.22 per diluted share, for the first quarter of 2023.
For the first quarter of 2024, AFFO was $104.9 million, or $0.37 per diluted share, compared to $79.9 million, or $0.29 per diluted share, for the same quarter of the prior year.
Please see the Company’s supplemental financial information for the definitions and reconciliations of non-GAAP financial measures to the most comparable GAAP financial measures.
First Quarter 2024 Global Warehouse Segment Results
The following table presents revenues, contribution (NOI) and margins for our same store and non-same store warehouses with a reconciliation to the total financial metrics of our warehouse segment for the three months and year ended March 31, 2024. Refer to our “Real Estate Portfolio” section below for the composition of our non-same store pool.

	Three Months Ended March 31,			Change
Dollars and units in thousands, except per pallet data	2024 Actual	2024 Constant Currency(1)	2023 Actual	Actual	Constant Currency

TOTAL WAREHOUSE SEGMENT
Number of total warehouses	236		238	n/a	n/a

Rent and storage	$269,424	$274,666	$271,407	(0.7)%	1.2%
Warehouse services	328,286	332,428	323,645	1.4%	2.7%
Total revenue	$597,710	$607,094	$595,052	0.4%	2.0%
Global Warehouse contribution (NOI)	$197,131	$199,991	$174,827	12.8%	14.4%
Global Warehouse margin	33.0%	32.9%	29.4%	360 bps	356 bps

Global Warehouse rent and storage metrics:
Average economic occupied pallets	4,393	n/a	4,553	(3.5)%	n/a
Average physical occupied pallets	3,810	n/a	4,190	(9.1)%	n/a
Average physical pallet positions	5,531	n/a	5,417	2.1%	n/a
Economic occupancy percentage	79.4%	n/a	84.0%	-462 bps	n/a
Physical occupancy percentage	68.9%	n/a	77.3%	-846 bps	n/a
Total rent and storage revenue per average economic occupied pallet	$61.33	$62.52	$59.62	2.9%	4.9%
Total rent and storage revenue per average physical occupied pallet	$70.71	$72.09	$64.77	9.2%	11.3%
Global Warehouse services metrics:
Throughput pallets	9,050	n/a	9,653	(6.2)%	n/a
Total warehouse services revenue per throughput pallet	$36.27	$36.73	$33.53	8.2%	9.6%

SAME STORE WAREHOUSE
Number of same store warehouses	226		226	n/a	n/a
Global Warehouse same store revenue:
Rent and storage	$256,295	$261,450	$264,050	(2.9)%	(1.0)%
Warehouse services	320,416	324,447	316,978	1.1%	2.4%
Total same store revenue	$576,711	$585,897	$581,028	(0.7)%	0.8%
Global Warehouse same store contribution (NOI)	$200,582	$203,386	$184,717	8.6%	10.1%
Global Warehouse same store margin	34.8%	34.7%	31.8%	299 bps	292 bps

Global Warehouse same store rent and storage metrics:
Average economic occupied pallets	4,242	n/a	4,453	(4.7)%	n/a
Average physical occupied pallets	3,683	n/a	4,107	(10.3)%	n/a
Average physical pallet positions	5,246	n/a	5,277	(0.6)%	n/a
Economic occupancy percentage	80.9%	n/a	84.4%	-352 bps	n/a
Physical occupancy percentage	70.2%	n/a	77.8%	-762 bps	n/a
Same store rent and storage revenue per average economic occupied pallet	$60.42	$61.63	$59.30	1.9%	3.9%
Same store rent and storage revenue per average physical occupied pallet	$69.59	$70.99	$64.29	8.2%	10.4%
Global Warehouse same store services metrics:
Throughput pallets	8,682	n/a	9,396	(7.6)%	n/a
Same store warehouse services revenue per throughput pallet	$36.91	$37.37	$33.74	9.4%	10.8%

	Three Months Ended March 31,			Change
Dollars and units in thousands, except per pallet data	2024 Actual	2024 Constant Currency(1)	2023 Actual	Actual	Constant Currency

NON-SAME STORE WAREHOUSE
Number of non-same store warehouses(2)	10		12	n/a	n/a
Global Warehouse non-same store revenue:
Rent and storage	$13,129	$13,216	$7,357	n/r	n/r
Warehouse services	7,870	7,981	6,667	n/r	n/r
Total non-same store revenue	$20,999	$21,197	$14,024	n/r	n/r
Global Warehouse non-same store contribution (NOI)	$(3,451)	$(3,395)	$(9,890)	n/r	n/r
Global Warehouse non-same store margin	(16.4)%	(16.0)%	(70.5)%	n/r	n/r

Global Warehouse non-same store rent and storage metrics:
Average economic occupied pallets	151	n/a	100	n/r	n/a
Average physical occupied pallets	127	n/a	83	n/r	n/a
Average physical pallet positions	285	n/a	140	n/r	n/a
Economic occupancy percentage	53.0%	n/a	71.4%	n/r	n/a
Physical occupancy percentage	44.6%	n/a	59.3%	n/r	n/a
Non-same store rent and storage revenue per average economic occupied pallet	$86.95	$87.52	$73.57	n/r	n/r
Non-same store rent and storage revenue per average physical occupied pallet	$103.38	$104.06	$88.64	n/r	n/r
Global Warehouse non-same store services metrics:
Throughput pallets	368	n/a	257	n/r	n/a
Non-same store warehouse services revenue per throughput pallet	$21.39	$21.69	$25.94	n/r	n/r
(1) The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.
(2) Refer to our “Real Estate Portfolio” section below for the composition of our non-same store pool.
(n/a = not applicable)
(n/r = not relevant)

For the first quarter of 2024, Global Warehouse segment revenue was $597.7 million, an increase of $2.7 million, or 0.4%, compared to $595.1 million for the first quarter of 2023. This growth was principally driven by recently completed development projects and acquisitions, and our pricing initiatives and rate escalations. This was partially offset by lower occupancy and throughput pallets due to consumer buying habits and the unfavorable impact of foreign currency translation.
Global Warehouse segment contribution (NOI) was $197.1 million for the first quarter of 2024 as compared to $174.8 million for the first quarter of 2023, an increase of $22.3 million or 12.8%. Global Warehouse segment contribution (NOI) increased due to higher revenue, strong variable cost controls and labor efficiencies. Global Warehouse segment margin was 33.0% for the first quarter of 2024, a 360 basis point increase compared to the same quarter of the prior year, driven by improvement in our warehouse services margin.

Fixed Commitment Rent and Storage Revenue
As of March 31, 2024, $597.9 million of the Company’s annualized rent and storage revenue were derived from customers with fixed commitment storage contracts. This compares to $576.8 million at the end of the fourth quarter of 2023 and $480.4 million at the end of the first quarter of 2023. We continue to make progress on commercializing business under this type of arrangement. On a combined pro forma basis, assuming a full twelve months of acquisitions revenue, 54.2% of rent and storage revenue was generated from fixed commitment storage contracts.

Economic and Physical Occupancy
Contracts that contain fixed commitments are designed to ensure the Company’s customers have space available when needed. For the first quarter of 2024, economic occupancy for the total warehouse segment was 79.4% and warehouse segment same store pool was 80.9%, representing a 1,054 basis point and 1,066 basis point increase above physical occupancy, respectively. Economic occupancy for the total warehouse segment decreased 462 basis points, and the warehouse segment same store pool decreased 352 basis points as compared to the first quarter of 2023. The reduction in occupancy reflects the ramp in manufacturer production during the fourth quarter of 2022 as labor improved, which did not recur in 2023.

Real Estate Portfolio
As of March 31, 2024, the Company’s portfolio consists of 241 facilities. The Company ended the first quarter of 2024 with 236 facilities in its Global Warehouse segment portfolio and five facilities in its Third-party managed segment. The same store population consists of 226 facilities for the quarter ended March 31, 2024. The remaining 10 non-same store population consists of: five sites in the expansion and development phase, two facilities that we purchased in 2023, one facility requiring capital investment in anticipation of repurposing, one leased facility expiring during the second quarter of 2024 which has already ramped down operations, and one site in which we have ceased operations and intend to lease to a third party.

Balance Sheet Activity and Liquidity
As of March 31, 2024, the Company had total liquidity of approximately $732.5 million, including cash and capacity on its revolving credit facility. Total debt outstanding was $3.2 billion (inclusive of $235.2 million of financing leases/sale lease-backs and exclusive of unamortized deferred financing fees), of which 93% was in an unsecured structure. At quarter end, net debt to pro forma Core EBITDA was approximately 5.4x. The Company’s total debt outstanding includes $3.0 billion of unsecured debt, which excludes sale-leaseback and financing lease obligations. The Company’s real estate debt has a remaining weighted average term of 4.9 years and carries a weighted average contractual interest rate of 3.9%. As of March 31, 2024, 86% of the Company’s total debt outstanding was at a fixed rate, inclusive of hedged variable-rate for fixed-rate debt. The Company has no material debt maturities until 2026, inclusive of extension options.

Dividend
On March 7, 2024, the Company’s Board of Directors declared a dividend of $0.22 per share for the first quarter of 2024, which was paid on April 15, 2024 to common stockholders of record as of March 28, 2024.

About the Company
Americold is a global leader in temperature-controlled logistics real estate and value added services. Focused on the ownership, operation, acquisition and development of temperature-controlled warehouses, Americold owns and/or operates 241 temperature-controlled warehouses, with approximately 1.5 billion refrigerated cubic feet of storage, in North America, Europe, Asia-Pacific, and South America. Americold’s facilities are an integral component of the supply chain connecting food producers, processors, distributors and retailers to consumers.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, including NAREIT FFO, Core FFO, AFFO, Core EBITDA; same store segment revenue, contribution (NOI), and margin, and maintenance capital expenditures. Definitions of these non-GAAP metrics are included in our quarterly financial supplement, and reconciliations of these non-GAAP measures to their most comparable GAAP metrics are included herein. Each of the non-GAAP measures included in this press release has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this press release may not be comparable to similarly titled measures disclosed by other companies, including other REITs.

Forward-Looking Statements
This press release contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of our future financial and operating performance and growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include the following: rising inflationary pressures, increased interest rates and operating costs; labor and power costs; labor shortages; our relationship with our associates, the occurrence of any work stoppages or any disputes under our collective bargaining agreements and employment related litigation; the impact of supply chain disruptions; risks related to rising construction costs; risks related to expansions of existing properties and developments of new properties, including failure to meet budgeted or stabilized returns within expected time frames, or at all, in respect thereof; uncertainty of revenues, given the nature of our customer contracts; acquisition risks, including the failure to identify or complete attractive acquisitions or failure to realize the intended benefits from our recent acquisitions; difficulties in expanding our operations into new markets; uncertainties and risks related to public health crises; a failure of our information technology systems, systems conversions and integrations, cybersecurity attacks or a breach of our information security systems, networks or processes, and those related to the cyber matter which occurred on April 26, 2023; risks related to implementation of the new ERP system, defaults or non-renewals of significant customer contracts; risks related to privacy and data security concerns, and data collection and transfer restrictions and related foreign regulations; changes in applicable governmental regulations and tax legislation; risks related to current and potential international operations and properties; actions by our competitors and their increasing ability to compete with us; changes in foreign currency exchange rates; the potential liabilities, costs and regulatory impacts associated with our in-house trucking services and the potential disruptions associated with our use of third-party trucking service providers to provide transportation services to our customers; liabilities as a result of our participation in multi-employer pension plans; risks related to the partial ownership of properties, including our JV investments; risks related to natural disasters; adverse economic or real estate developments in our geographic markets or the temperature-controlled warehouse industry; changes in real estate and zoning laws and increases in real property tax rates; general economic conditions; risks associated with the ownership of real estate generally and temperature-controlled warehouses in particular; possible environmental liabilities; uninsured losses or losses in excess of our insurance coverage; financial market fluctuations; our failure to obtain necessary outside financing on attractive terms, or at all; risks related to, or restrictions contained in, our debt financings; decreased storage rates or increased vacancy rates; the potential dilutive effect of our common stock offerings, including our ongoing at the market program; the cost and time requirements as a result of our operation as a publicly traded REIT; and our failure to maintain our status as a REIT.
Words such as “anticipates,” “believes,” “continues,” “estimates,” “expects,” “goal,” “objectives,” “intends,” “may,” “opportunity,” “plans,” “potential,” “near-term,” “long-term,” “projections,” “assumptions,” “projects,” “guidance,” “forecasts,” “outlook,” “target,” “trends,” “should,” “could,” “would,” “will” and similar expressions are intended to identify such forward-looking statements, although not all forward-looking statements may contain such words. Examples of forward-looking statements included in this press release include those regarding our 2024 outlook and our migration of our customers to fixed commitment storage contracts. We qualify any forward-looking statements entirely by these cautionary factors. Other risks, uncertainties and factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, and other reports filed with the Securities and Exchange Commission, could cause our actual results to differ materially from those projected in any forward-looking statements we make. We assume no obligation to update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future except to the extent required by law.
Contacts:
Americold Realty Trust, Inc.
Investor Relations
Telephone: 678-459-1959
Email: investor.relations@americold.com

Item 1. Financial Statements
Americold Realty Trust, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except shares and per share amounts)
	March 31, 2024	December 31, 2023
Assets
Property, buildings and equipment:
Land	$813,243	$820,831
Buildings and improvements	4,444,068	4,464,359
Machinery and equipment	1,568,141	1,565,431
Assets under construction	476,421	452,312
	7,301,873	7,302,933
Accumulated depreciation	(2,259,390)	(2,196,196)
Property, buildings and equipment – net	5,042,483	5,106,737

Operating leases – net	238,065	247,302
Financing leases – net	100,997	105,164

Cash, cash equivalents and restricted cash	59,204	60,392
Accounts receivable – net of allowance of $21,204 and $21,647 at March 31, 2024 and December 31, 2023, respectively	407,427	426,048
Identifiable intangible assets – net	884,521	897,414
Goodwill	790,568	794,004
Investments in and advances to partially owned entities	38,799	38,113
Other assets	226,113	194,078
Total assets	$7,788,177	$7,869,252

Liabilities and equity
Liabilities:
Borrowings under revolving line of credit	$455,919	$392,156
Accounts payable and accrued expenses	513,820	568,764
Senior unsecured notes and term loans – net of deferred financing costs of $9,908 and $10,578, in the aggregate, at March 31, 2024 and December 31, 2023, respectively	2,578,992	2,601,122
Sale-leaseback financing obligations	143,825	161,937
Financing lease obligations	91,412	97,177
Operating lease obligations	231,921	240,251
Unearned revenue	29,089	28,379
Deferred tax liability – net	134,142	135,797
Other liabilities	7,653	9,082
Total liabilities	4,186,773	4,234,665
Commitments and contingencies (Note 7 - Commitments and Contingencies)
Equity
Stockholders’ equity:
Common stock, $0.01 par value per share – 500,000,000 authorized shares; 284,034,111 and 283,699,120 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	2,840	2,837
Paid-in capital	5,631,968	5,625,907
Accumulated deficit and distributions in excess of net earnings	(2,048,978)	(1,995,975)
Accumulated other comprehensive income (loss)	(4,534)	(16,640)
Total stockholders’ equity	3,581,296	3,616,129
Noncontrolling interests:
Noncontrolling interests in Operating Partnership	20,108	18,458
Total equity	3,601,404	3,634,587

Total liabilities and equity	$7,788,177	$7,869,252

Americold Realty Trust, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)
	Three Months Ended March 31,
	2024	2023
Revenues:
Rent, storage, and warehouse services	$597,710	$595,052
Transportation services	56,853	68,078
Third-party managed services	10,417	13,359
Total revenues	664,980	676,489
Operating expenses:
Rent, storage, and warehouse services cost of operations	400,579	420,225
Transportation services cost of operations	45,331	56,418
Third-party managed services cost of operations	8,234	12,280
Depreciation and amortization	92,095	85,024
Selling, general, and administrative	65,426	62,855
Acquisition, cyber incident, and other, net	14,998	7,147
(Gain) loss on sale of real estate	(3,514)	191
Total operating expenses	623,149	644,140

Operating income	41,831	32,349

Other income (expense)
Interest expense	(33,430)	(34,423)
Loss on debt extinguishment and termination of derivative instruments	(5,182)	(545)
Loss from investments in partially owned entities	(949)	(648)
Other, net	9,526	1,433
Income (loss) from continuing operations before income taxes	11,796	(1,834)

Income tax benefit (expense)
Current	(1,375)	(1,977)
Deferred	(619)	3,621
Income tax (expense) benefit	(1,994)	1,644

Net income (loss)
Income (loss) from continuing operations	9,802	(190)
Loss from discontinued operations, net of tax	—	(2,381)
Net income (loss)	$9,802	$(2,571)
Net income (loss) attributable to noncontrolling interests	62	(9)
Net income (loss) attributable to Americold Realty Trust, Inc.	$9,740	$(2,562)

Weighted average common stock outstanding – basic	284,644	270,230
Weighted average common stock outstanding – diluted	284,878	270,230

Net income per common share from continuing operations - basic	$0.03	$—
Net loss per common share from discontinued operations - basic	—	(0.01)
Basic income (loss) income per share	$0.03	$(0.01)

Net income per common share from continuing operations - diluted	$0.03	$—
Net loss per common share from discontinued operations - diluted	—	(0.01)
Diluted income (loss) income per share	$0.03	$(0.01)

Reconciliation of Net Income (Loss) to NAREIT FFO, Core FFO, and Adjusted FFO
(In thousands, except per share amounts)
	Three Months Ended
	Q1 24	Q4 23	Q3 23	Q2 23	Q1 23
Net income (loss)	$9,802	$(226,800)	$(2,096)	$(104,802)	$(2,571)
Adjustments:
Real estate related depreciation	56,275	57,183	56,373	54,740	54,541
(Gain) loss on sale of real estate	(3,514)	5	78	(2,528)	191
Net loss (gain) on asset disposals	40	260	(25)	—	—
Our share of reconciling items related to partially owned entities	148	280	290	232	903
NAREIT FFO	$62,751	$(169,072)	$54,620	$(52,358)	$53,064
Adjustments:
Net (gain) loss on sale of non-real estate assets	(20)	3,312	(296)	289	420
Acquisition, cyber incident and other, net	14,998	15,774	13,931	27,235	7,147
Goodwill impairment	—	236,515	—	—	—
Loss on debt extinguishment and termination of derivative instruments	5,182	627	683	627	545
Foreign currency exchange loss (gain)	373	(28)	705	212	(458)
Gain on legal settlement related to prior period operations	(6,104)	(2,180)	—	—	—
Our share of reconciling items related to partially owned entities	136	(184)	147	(27)	128
(Gain) loss from discontinued operations, net of tax	—	—	(203)	8,275	—
Impairment of related party receivable	—	—	—	21,972	—
Loss on put option	—	—	—	56,576	—
Gain on sale of LATAM JV	—	—	—	(304)	—
Core FFO	$77,316	$84,764	$69,587	$62,497	$60,846
Adjustments:
Amortization of deferred financing costs and pension withdrawal liability	1,289	1,290	1,286	1,279	1,240
Amortization of below/above market leases	368	360	369	375	402
Straight-line rental revenue adjustment	589	597	544	361	(491)
Deferred income tax expense (benefit)	619	(3,228)	(2,473)	(1,459)	(3,621)
Stock-based compensation expense	6,619	5,780	6,203	4,639	6,970
Non-real estate depreciation and amortization	35,820	36,916	33,355	30,152	30,483
Maintenance capital expenditures	(17,933)	(18,670)	(20,907)	(22,590)	(16,244)
Our share of reconciling items related to partially owned entities	226	208	198	303	304
Adjusted FFO	$104,913	$108,017	$88,162	$75,557	$79,889

Reconciliation of Net (Loss) Income to NAREIT FFO, Core FFO, and Adjusted FFO (continued)
(In thousands except per share amounts)
	Three Months Ended
	Q1 24	Q4 23	Q3 23	Q2 23	Q1 23

NAREIT FFO	$62,751	$(169,072)	$54,620	$(52,358)	$53,064
Core FFO	$77,316	$84,764	$69,587	$62,497	$60,846
Adjusted FFO	$104,913	$108,017	$88,162	$75,557	$79,889

Reconciliation of weighted average shares:
Weighted average basic shares for net income calculation	284,644	284,263	278,137	270,462	270,230
Dilutive stock options and unvested restricted stock units	234	502	519	695	778
Weighted average dilutive shares	284,878	284,765	278,656	271,157	271,008

NAREIT FFO - basic per share	$0.22	$(0.59)	$0.20	$(0.19)	$0.20
NAREIT FFO - diluted per share	$0.22	$(0.59)	$0.20	$(0.19)	$0.20

Core FFO - basic per share	$0.27	$0.30	$0.25	$0.23	$0.23
Core FFO - diluted per share	$0.27	$0.30	$0.25	$0.23	$0.22

Adjusted FFO - basic per share	$0.37	$0.38	$0.32	$0.28	$0.30
Adjusted FFO - diluted per share	$0.37	$0.38	$0.32	$0.28	$0.29
(a)Maintenance capital expenditures include capital expenditures made to extend the life of, and provide future economic benefit from, our existing temperature-controlled warehouse network and its existing supporting personal property and information technology.

Reconciliation of Net Income (Loss) to EBITDA, NAREIT EBITDAre, and Core EBITDA
(In thousands)
	Three Months Ended					Trailing Twelve Months Ended
	Q1 24	Q4 23	Q3 23	Q2 23	Q1 23	Q1 24
Net income (loss)	$9,802	$(226,800)	$(2,096)	$(104,802)	$(2,571)	$(323,896)
Adjustments:
Depreciation and amortization	92,095	94,099	89,728	84,892	85,024	360,814
Interest expense	33,430	33,681	35,572	36,431	34,423	139,114
Income tax expense (benefit)	1,994	(601)	(492)	464	(1,644)	1,365
(Gain) loss on sale of real estate	(3,514)	5	78	(2,528)	191	(5,959)
Adjustment to reflect share of EBITDAre of partially owned entities	1,470	1,533	1,495	3,085	2,883	7,583
NAREIT EBITDAre	$135,277	$(98,083)	$124,285	$17,542	$118,306	$179,021
Adjustments:
Acquisition, cyber incident and other, net	14,998	15,774	13,931	27,235	7,147	71,938
Loss (gain) from investments in partially owned entities	949	(174)	259	709	3,029	1,743
Impairment of indefinite and long-lived assets	—	236,515	—	—	—	236,515
Foreign currency exchange loss (gain)	373	(28)	705	212	(458)	1,262
Stock-based compensation expense	6,619	5,780	6,203	4,639	6,970	23,241
Loss on debt extinguishment and termination of derivative instruments	5,182	627	683	627	545	7,119
Gain (loss) on real estate and other asset disposals	20	3,572	(321)	289	420	3,560
Gain on legal settlement related to prior period operations	(6,104)	(2,180)	—	—	—	(8,284)
Reduction in EBITDAre from partially owned entities	(1,470)	(1,533)	(1,495)	(3,085)	(2,883)	(7,583)
Gain from sale of partially owned entities	—	—	—	(304)	—	(304)
(Gain) loss from discontinued operations, net of tax	—	—	(203)	8,275	—	8,072
Impairment of related party receivable	—	—	—	21,972	—	21,972
Loss on put option	—	—	—	56,576	—	56,576
Core EBITDA	$155,844	$160,270	$144,047	$134,687	$133,076	$594,848

Revenue and Contribution (NOI) by Segment
(in thousands)
	Three Months Ended March 31,
	2024	2023
Segment revenues:
Warehouse	597,710	595,052
Transportation	56,853	68,078
Third-party managed	10,417	13,359
Total revenues	664,980	676,489

Segment contribution:
Warehouse	197,131	174,827
Transportation	11,522	11,660
Third-party managed	2,183	1,079
Total segment contribution	210,836	187,566

Reconciling items:
Depreciation and amortization expense	(92,095)	(85,024)
Selling, general, and administrative expense	(65,426)	(62,855)
Acquisition, cyber incident, and other expense, net	(14,998)	(7,147)
Gain (loss) on sale of real estate	3,514	(191)
Interest expense	(33,430)	(34,423)
Other, net	9,526	1,433
Loss on debt extinguishment and termination of derivative instruments	(5,182)	(545)
Loss from investments in partially owned entities	(949)	(648)
Income (loss) from continuing operations before income taxes	$11,796	$(1,834)
We view and manage our business through three primary business segments—warehouse, transportation, third-party managed. Our core business is our warehouse segment, where we provide temperature-controlled warehouse storage and related handling and other warehouse services. In our warehouse segment, we collect rent and storage fees from customers to store their frozen and perishable food and other products within our real estate portfolio. We also provide our customers with handling and other warehouse services related to the products stored in our buildings that are designed to optimize their movement through the cold chain, such as the placement of food products for storage and preservation, the retrieval of products from storage upon customer request, case-picking, blast freezing, produce grading and bagging, ripening, kitting, protein boxing, repackaging, e-commerce fulfillment, and other recurring handling services.
In our transportation segment, we broker and manage transportation of frozen and perishable food and other products for our customers. Our transportation services include consolidation services (i.e., consolidating a customer’s products with those of other customers for more efficient shipment), freight under management services (i.e., arranging for and overseeing transportation of customer inventory) and dedicated transportation services, each designed to improve efficiency and reduce transportation and logistics costs to our customers. We provide these transportation services at cost plus a service fee or, in the case of our consolidation or dedicated services, we may charge a fixed fee. We supplemented our regional, national and truckload consolidation services with the transportation operations from various warehouse acquisitions. We also provide multi-modal global freight forwarding services to support our customers’ needs in certain markets.
Under our third-party managed segment, we manage warehouses on behalf of third parties and provide warehouse management services to leading food manufacturers and retailers in their owned facilities. We believe using our third-party management services allows our customers to increase efficiency, reduce costs, reduce supply-chain risks and focus on their core businesses. We also believe that providing third-party management services allows us to offer a complete and integrated suite of services across the cold chain.

Notes and Definitions
We use the following non-GAAP financial measures as supplemental performance measures of our business: NAREIT FFO, Core FFO, Adjusted FFO, EBITDAre, Core EBITDA, net debt to pro-forma Core EBITDA and segment contribution (‘NOI”).
We calculate funds from operations, or FFO, in accordance with the standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as net income or loss determined in accordance with U.S. GAAP, excluding extraordinary items as defined under U.S. GAAP and gains or losses from sales of previously depreciated operating real estate and other assets, plus specified non-cash items, such as real estate asset depreciation and amortization impairment charge on real estate related assets and our share of reconciling items for partially owned entities. We believe that FFO is helpful to investors as a supplemental performance measure because it excludes the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, FFO can facilitate comparisons of operating performance between periods and among other equity REITs.
We calculate core funds from operations, or Core FFO, as NAREIT FFO adjusted for the effects of gain or loss on the sale of non-real estate assets, acquisition, cyber incident and other, net, goodwill impairment (when applicable), loss on debt extinguishment and termination of derivative instruments, foreign currency exchange loss (gain), gain on legal settlement related to prior period operations, gain or loss from discontinued operations net of tax, impairment of related party receivable, loss on fair put option, and gain from sale of LATAM joint venture. We also adjust for the impact of Core FFO on our share of reconciling items for partially owned entities, and gain from disposition of partially owned entities. We believe that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to our core business operations. We believe Core FFO can facilitate comparisons of operating performance between periods, while also providing a more meaningful predictor of future earnings potential.

However, because NAREIT FFO and Core FFO add back real estate depreciation and amortization and do not capture the level of maintenance capital expenditures necessary to maintain the operating performance of our properties, both of which have material economic impacts on our results from operations, we believe the utility of NAREIT FFO and Core FFO as a measure of our performance may be limited.
We calculate adjusted funds from operations, or Adjusted FFO, as Core FFO adjusted for the effects of amortization of deferred financing costs and pension withdrawal liability, amortization of above or below market leases, straight-line rental revenue adjustment, deferred income taxes expense or benefit, stock-based compensation expense, non-real estate depreciation and amortization and maintenance capital expenditures. We also adjust for AFFO attributable to our share of reconciling items of partially owned entities and discontinued operations. We believe that Adjusted FFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments in our business and to assess our ability to fund distribution requirements from our operating activities.

FFO, Core FFO and Adjusted FFO are used by management, investors and industry analysts as supplemental measures of operating performance of equity REITs. FFO, Core FFO and Adjusted FFO should be evaluated along with U.S. GAAP net income and net income per diluted share (the most directly comparable U.S. GAAP measures) in evaluating our operating performance. FFO, Core FFO and Adjusted FFO do not represent net income or cash flows from operating activities in accordance with U.S. GAAP and are not indicative of our results of operations or cash flows from operating activities as disclosed in our consolidated statements of operations included in our quarterly and annual reports. FFO, Core FFO and Adjusted FFO should be considered as supplements, but not alternatives, to our net income or cash flows from operating activities as indicators of our operating performance. Moreover, other REITs may not calculate FFO in accordance with the NAREIT definition or may interpret the NAREIT definition differently than we do. Accordingly, our FFO may not be comparable to FFO as calculated by other REITs. In addition, there is no industry definition of Core FFO or Adjusted FFO and, as a result, other REITs may also calculate Core FFO or Adjusted FFO, or other similarly-captioned metrics, in a manner different than we do. The table above reconciles FFO, Core FFO and Adjusted FFO to net (loss) income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.
We calculate EBITDA for Real Estate, or EBITDAre, in accordance with the standards established by the Board of Governors of NAREIT, defined as, earnings before interest expense, taxes, depreciation and amortization, net gain on sale of real estate, net of withholding taxes, and adjustment to reflect share of EBITDAre of partially owned entities. EBITDAre is a measure commonly used in our industry, and we present EBITDAre to enhance investor understanding of our operating performance. We believe that EBITDAre provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and useful life of related assets among otherwise comparable companies.
We also calculate our Core EBITDA as EBITDAre further adjusted for acquisition, cyber and other, net, loss from investments in partially owned entities, impairment of indefinite and long-lived assets (when applicable), foreign currency exchange loss or gain, stock-based compensation expense, loss on debt extinguishment and termination of derivative instruments, net gain on other asset disposals, gain on legal settlement related to prior period operations, reduction in EBITDAre from partially owned entities, discontinued operations, impairment of related party loan receivable, and loss on put option. We believe that the presentation of Core EBITDA provides a measurement of our operations that is meaningful to investors because it excludes the effects of certain items that are otherwise included in EBITDAre but which we do not believe are indicative of our core business operations. EBITDAre and Core EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDAre and Core EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDAre and Core EBITDA as alternatives to net income or cash flows from operating activities determined in accordance with U.S. GAAP. Our calculations of EBITDAre and Core EBITDA have limitations as analytical tools, including:

NOI is calculated as earnings before interest expense, taxes, depreciation and amortization, and excluding corporate Selling, general, and administrative expense; Acquisition, cyber incident, and other, net; Impairment of indefinite and long-lived assets; gain or loss on sale of real estate and all components of non-operating other income and expense. Management believes that this is a helpful metric to measure period to period operating performance of the business.

•these measures do not reflect our historical or future cash requirements for maintenance capital expenditures or growth and expansion capital expenditures;
•these measures do not reflect changes in, or cash requirements for, our working capital needs;
•these measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;
•these measures do not reflect our tax expense or the cash requirements to pay our taxes; and
•although depreciation and amortization are non-cash charges, the assets being depreciated will often have to be replaced in the future and these measures do not reflect any cash requirements for such replacements.

We use Core EBITDA and EBITDAre as measures of our operating performance and not as measures of liquidity. The table on page 19 of our financial supplement reconciles EBITDA, EBITDAre and Core EBITDA to net income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.
Net debt to proforma Core EBITDA is calculated using total debt, plus capital lease obligations, less cash and cash equivalents, divided by pro-forma Core EBITDA. We calculate pro-forma Core EBITDA as Core EBITDA further adjusted for acquisitions, dispositions and for rent expense associated with lease buy-outs and lease exits. The pro-forma adjustment for acquisitions reflects the Core EBITDA for the period of time prior to acquisition. The pro-forma adjustment for leased facilities exited or purchased reflects the add-back for the related lease expense from the last year. The pro-forma adjustment for dispositions reduces Core EBITDA for the earnings of facilities disposed of or exited during the year, including the strategic exit of certain third-party managed business.
We define our “same store” population once annually at the beginning of the current calendar year. Our population includes properties owned or leased for the entirety of two comparable periods with at least twelve consecutive months of normalized operations prior to January 1 of the current calendar year. We define “normalized operations” as properties that have been open for operation or lease, after development or significant modification (e.g., expansion or rehabilitation subsequent to a natural disaster). Acquired properties are included in the “same store” population if owned by us as of the first business day of the prior calendar year (e.g. January 1, 2022) and are still owned by us as of the end of the current reporting period, unless the property is under development. The “same store” pool is also adjusted to remove properties that were sold or entered development subsequent to the beginning of the current calendar year. Beginning January of 2024, changes in ownership structure (e.g., purchase of a previously leased warehouse) will no longer result in a facility being excluded from the same store population, as management believes that actively managing its real estate is normal course of operations. Additionally, management will begin to classify new developments (both conventional and automated facilities) as a component of the same store pool once the facility is considered fully operational and both inbounding and outbounding product for at least twelve consecutive months prior to January 1 of the current calendar year.

We calculate “same store revenue” as revenues for the same store population. We calculate “same store contribution (NOI)” as revenues for the same store population less its cost of operations (excluding any depreciation and amortization, impairment charges, corporate-level selling, general and administrative expenses, corporate-level acquisition, cyber incident and other, net and gain or loss on sale of real estate). In order to derive an appropriate measure of period-to-period operating performance, we also calculate our same store contribution (NOI) on a constant currency basis to remove the effects of foreign currency exchange rate movements by using the comparable prior period exchange rate to translate from local currency into U.S. dollars for both periods. We evaluate the performance of the warehouses we own or lease using a “same store” analysis, and we believe that same store contribution (NOI) is helpful to investors as a supplemental performance measure because it includes the operating performance from the population of properties that is consistent from period to period and also on a constant currency basis, thereby eliminating the effects of changes in the composition of our warehouse portfolio and currency fluctuations on performance measures. Same store contribution (NOI) is not a measurement of financial performance under U.S. GAAP. In addition, other companies providing temperature-controlled warehouse storage and handling and other warehouse services may not define same store or calculate same store contribution (NOI) in a manner consistent with our definition or calculation. Same store contribution (NOI) should be considered as a supplement, but not as an alternative, to our results calculated in accordance with U.S. GAAP. The tables beginning on page 30 of our financial supplement provide reconciliations for same store revenues and same store contribution (NOI).
We define “maintenance capital expenditures” as capital expenditures made to extend the life of, and provide future economic benefit from, our existing temperature-controlled warehouse network and its existing supporting personal property and information technology. Maintenance capital expenditures include capital expenditures made to extend the life of, and provide future economic benefit from, our existing temperature-controlled warehouse network and its existing supporting personal property and information technology. Maintenance capital expenditures do not include acquisition costs contemplated when underwriting the purchase of a building or costs which are incurred to bring a building up to Americold’s operating standards. See the tables on page 28 of our financial supplement for additional information regarding our maintenance capital expenditures.
We define “total real estate debt” as the aggregate of the following: mortgage notes, senior unsecured notes, term loans and borrowings under our revolving line of credit. We define “total debt outstanding” as the aggregate of the following: total real estate debt, sale-leaseback financing obligations and financing lease obligations. See the tables on page 21 of our financial supplement for additional information regarding our indebtedness.
All quarterly amounts and non-GAAP disclosures within this filing shall be deemed unaudited.